Exhibit 99.1
RISK FACTORS
     An investment in our securities involves risks. We urge you to consider carefully the risks described below. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement that we authorize from time to time.
     Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the risks described below. The market or trading price of our securities could decline due to any of the risks described below. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.
Risk Factors Relating to Our Business
A decline in coal prices could reduce our revenues and the value of our coal reserves.
     Our results of operations are dependent upon the prices we charge for our coal as well as our ability to maximize productivity and control costs. Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to fund our existing operations and obligations, improve our productivity and reinvest in our business. The prices we receive for coal depend upon numerous factors beyond our control, including coal and power market conditions, weather patterns affecting energy demand, competition in our industry, availability and costs of competing energy resources, worldwide economic and political conditions, economic strength and political stability in the U.S. and countries in which we have customers, the outcome of commercial negotiations involving sales contracts or other transactions, customer performance and credit risk, availability and costs of transportation, our ability to respond to changing customer preferences, reductions of purchases by major customers, and legislative and regulatory developments, including new environmental regulations affecting the use of coal, such as mercury and carbon dioxide-related limitations. Any material decrease in demand would cause coal prices to decline and require us to decrease costs in order to maintain our margins.
Any change in coal consumption patterns, in particular by U.S. electric power generators or global steel producers, could result in a decrease in the use of coal by those consumers, which could result in lower prices for our coal, a reduction in our revenues and an adverse impact on our earnings and the value of our coal reserves.
     Thermal coal accounted for approximately 78% of our coal sales volume during the three months ended March 31, 2010 and approximately 83%, 79% and 77% of our coal sales volume during the years ended December 31, 2009, 2008 and 2007, respectively. The majority of our sales of thermal coal were to U.S. electric power generators. The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity; the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as wind and hydroelectric power; technological developments; limitations on financings for coal-fueled power plants and governmental regulations, including increasing difficulties in obtaining permits for coal-fueled power plants and more burdensome restrictions in the permits received for such facilities. In addition, the increasingly stringent requirements of the Clean Air Act or other laws and regulations, including tax credits that have been or may be provided for alternative energy sources and renewable energy mandates that have been or may be imposed on utilities, may result in more electric power generators shifting away from coal-fueled generation, the closure of existing coal-fueled plants and the building of more non-coal fueled electrical generating sources in the future. All of the foregoing could reduce demand for our coal, which could reduce our revenues, earnings and the value of our coal reserves.
     Weather patterns can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand. Accordingly, significant changes in weather patterns impact the demand for our coal.

     Overall economic activity and the associated demands for power by industrial users can also have significant effects on overall electricity demand. Deterioration in U.S. electric power demand would reduce the demand for our thermal coal and could impact the collectability of our accounts receivable from electric utility customers.
     Metallurgical coal accounted for approximately 22% of our coal sales volume during the three months ended March 31, 2010 and approximately 17%, 21% and 23% of our coal sales volume during the years ended December 31, 2009, 2008 and 2007, respectively. A significant portion of our sales of metallurgical coal was to the U.S. steel industry. The majority of our metallurgical coal production is priced annually, and as a result, a decrease in near term metallurgical coal prices could decrease our profitability. The recent global recession resulted in decreased demand worldwide for steel and electricity. Deterioration in global steel production reduced the demand for our metallurgical coal, resulting in customer deferrals and cancellations of deliveries during 2009. In addition, the steel industry relies on electric arc furnaces or pulverized coal processes to make steel. These processes do not use furnace coke, an intermediate product produced from metallurgical coal. Therefore, growth in future steel production may not represent increased demand for metallurgical coal. If the demand or pricing for metallurgical coal decreases in the future, the amount of metallurgical coal we sell and prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.
     Because we sell substantially all of our coal to electric utilities and steel producers, our business and results of operations are closely linked to the global demand for electricity and steel production. Historically, global demand for basic inputs, including for electricity and steel production, has decreased during periods of economic downturn. The recent recession created economic uncertainty, and electric utilities and steel producers responded by decreasing production.
     Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would reduce our revenues and likely adversely impact our earnings and the value of our coal reserves. Additionally, if the current global recession results in sustained decreases in the global demand for electricity and steel production, our financial condition, results of operations and cash flows could be materially and adversely affected.
Increased competition both within the coal industry, and outside of it, such as competition from alternative fuel providers, may adversely affect our ability to sell coal, and any excess production capacity in the industry could put downward pressure on coal prices.
     The coal industry is intensely competitive both within the industry and with respect to other fuel sources. The most important factors with which we compete are price, coal quality and characteristics, transportation costs from the mine to the customer and reliability of supply. Our principal competitors include Alpha Natural Resources, Inc., Arch Coal, Inc., CONSOL Energy, Inc., International Coal Group, Inc., James River Coal Company, Massey Energy Company and Peabody Energy Corporation. We also compete directly with all other Central Appalachian coal producers, as well as producers from other basins including Northern and Southern Appalachia, the western U.S. and the Interior U.S., and foreign countries, including Colombia, Venezuela, Australia and Indonesia.
     Depending on the strength of the U.S. dollar relative to currencies of other coal-producing countries, coal from such origins could enjoy cost advantages that we do not have. Several domestic coal-producing regions have lower-cost production than Central Appalachia, including the Powder River Basin in Wyoming. Coal with lower delivered costs shipped east from western coal mines and from offshore sources can result in increased competition for coal sales in regions historically sourced from Appalachian producers.
     During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in production capacity in excess of market demand throughout the industry. We could experience decreased profitability if future coal production is consistently greater than coal demand. Increases in coal prices could encourage the development of expanded coal producing capacity in the U.S. and abroad. Any resulting overcapacity from existing or new competitors could reduce coal prices and, therefore, our revenue and profitability.

     We also face competition from renewable energy providers, like biomass, wind and solar, and other alternative fuel sources, like natural gas and nuclear. Should renewable energy sources become more competitively priced, which may be more likely to occur given the federal tax incentives for alternative fuel sources that are already in place and that may be expanded in the future, or sought after as an energy substitute for fossil fuels, the demand for such fuels may adversely impact the demand for coal. Existing fuel sources also compete directly with coal. For example, weak natural gas prices in 2009 caused some utilities to dispatch their natural gas-fueled plants instead of their coal-fueled plants.
Our operations are subject to geologic, equipment and operational risks, including events beyond our control, which could result in higher operating expenses and/or decreased production and sales and adversely affect our operating results.
     Our coal mining operations are conducted in underground and surface mines. The level of our production at these mines is subject to operating conditions and events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. Adverse operating conditions and events that coal producers have experienced in the past include changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit; mining and processing equipment failures and unexpected maintenance problems; adverse weather and natural disasters, such as snowstorms, ice storms, heavy rains and flooding; accidental mine water inflows; and unexpected suspension of mining operations to prevent, or due to, a safety accident, including fires and explosions from methane and other sources.
     If any of these conditions or events occur in the future at any of our mines or affect deliveries of our coal to customers, they may increase our cost of mining, delay or halt production at particular mines, or negatively impact sales to our customers either permanently or for varying lengths of time, which could adversely affect our results of operations, cash flows and financial condition. We cannot assure you that these risks would be fully covered by our insurance policies.
     Both our Federal and Panther longwalls encountered some adverse geologic conditions in 2009, but significantly less than the difficulties encountered in 2008. The improved production in 2009 reflects the benefits of mine plan adjustments made in late 2008 to minimize the impact of difficult geology.
     In both March and February 2010, we announced that active mining operations at our Federal mine were temporarily suspended upon discovering potentially adverse atmospheric conditions in the mine. Our Federal mine is currently operational.
     In addition, the geological characteristics of underground coal reserves in Appalachia and the Illinois Basin, such as rock intrusions, overmining, undermining and coal seam thickness, make these coal reserves complex and costly to mine. As mines become depleted, replacement reserves may not be mineable at costs comparable to those characteristic of the depleting mines. These factors could materially and adversely affect the mining operations and the cost structures of our mining complexes and customers’ willingness to purchase our coal.
A prolonged shortage of skilled labor and qualified managers in our operating regions could pose a risk to labor productivity and competitive costs and could adversely affect our profitability.
     Efficient coal mining using modern techniques and equipment requires skilled laborers with mining experience and proficiency as well as qualified managers and supervisors. In recent years, a shortage of experienced coal miners and managers in Appalachia and the Illinois Basin has at times negatively impacted our production levels and increased our costs. A prolonged shortage of experienced labor could have an adverse impact on our productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our profitability.

We could be negatively affected if we fail to maintain satisfactory labor relations.
     As of March 31, 2010, Patriot had approximately 3,700 employees. Approximately 52% of the employees at company operations were represented by an organized labor union and they generated approximately 51% of the sales volume for the three months ended March 31, 2010 and 46% of the sales volume for the year ended December 31, 2009. Relations with our employees and, where applicable organized labor, are important to our success. Union labor is represented by the UMWA under labor agreements which expire December 31, 2011. Our represented workers work at various sites in Appalachia and at the Highland complex in the Illinois Basin.
     Due to the increased risk of strikes and other work-related stoppages that may be associated with union operations in the coal industry, our competitors who operate without union labor may have a competitive advantage in areas where they compete with our unionized operations. If some or all of our current non-union operations or those of third party contract miners were to become organized, we could incur an increased risk of work stoppages.
Our ability to operate our company effectively could be impaired if we lose key personnel or fail to attract qualified personnel.
     We manage our business with a number of key personnel, the loss of a number of whom could have a material adverse effect on us. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot be certain that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.
If our business does not generate sufficient cash for operations, we may not be able to repay borrowings under our revolving credit facility or fund other liquidity needs, and the amount of our indebtedness could affect our ability to grow and compete.
     Our ability to pay principal and interest on our debt and to refinance our debt, if necessary, will partially depend upon our operating performance. Our business may not generate sufficient cash flows from operations, and future borrowings may not be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to repay any borrowings under any of our obligations or to fund our other liquidity needs. We also have significant lease and long-term royalty obligations. Our ability to meet our debt, lease and royalty obligations will depend upon our operating performance, which will be affected by economic conditions and a variety of other business factors, many of which are beyond our control.
     The amount of our indebtedness, as well as the recent global recession, could have significant consequences, including, but not limited to: (i) limiting our ability to pay principal on our obligations; (ii) limiting our ability to refinance the revolver under our revolving credit facility, which expires October 2011, or our convertible debt, which matures on May 31, 2013, on commercially reasonable terms, or terms acceptable to us or at all; (iii) limiting our ability to obtain additional financing to fund capital expenditures, future acquisitions, working capital or other general corporate requirements; (iv) placing us at a competitive disadvantage with competitors with lower amounts of debt or more advantageous financing options; and (v) limiting our flexibility in planning for, or reacting to, changes in the coal industry. Any inability by us to obtain financing in the future on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.
     In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our other 8-K filed the date hereof.

Our operations may depend on the availability of additional financing and access to funds under our revolving credit facility.
     We expect to have sufficient liquidity to support the development of our business. In the future, however, we may require additional financing for liquidity, capital requirements and growth initiatives. We are dependent on our ability to generate cash flows from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as they have been.
     Our current revolving credit facility is comprised of a group of lenders, each of which has severally agreed to make loans to us under the facility. Currently each of these lenders has met its individual obligation; however, based on the recent instability related to financial institutions we can make no assurances that all future obligations will be met. A failure by one or more of the participants to meet its obligation in the future could have a materially adverse impact on our liquidity, results of operations and financial condition.
     In late 2008 and early 2009, the credit markets experienced extreme volatility and disruption. Any inability by us to obtain financing in the future on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.
     In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our other 8-K filed the date hereof.
Failure to obtain or renew surety bonds in a timely manner and on acceptable terms could affect our ability to secure reclamation and employee-related obligations, which could adversely affect our ability to mine coal.
     U.S. federal and state laws require us to secure certain of our obligations relating to reclaiming land used for mining, paying federal and state workers’ compensation, and satisfying other miscellaneous obligations. The primary method for us to meet those obligations is to provide a third-party surety bond or letters of credit. As of March 31, 2010, we had outstanding surety bonds and letters of credit aggregating $516.6 million, of which $231.0 million was for post-mining reclamation, $201.1 million related to workers’ compensation obligations, $50.5 million was for retiree health obligations, $10.3 million was for coal lease obligations and $23.7 million was for other obligations (including collateral for surety companies and bank guarantees, road maintenance and performance guarantees). These bonds are typically renewable on an annual basis and the letters of credit are available through our revolving credit facility.
     As of December 31, 2009, Arch Coal, Inc. (Arch) held surety bonds of $93.3 million related to properties acquired by Patriot in the Magnum acquisition, of which $91.7 million related to reclamation. As a result of the acquisition, we are required to post letters of credit in Arch’s favor in phases, measured on six-month intervals, ending February 2011 for the amount of our accrued reclamation liabilities related to those certain properties. As of December 31, 2009, our accrued reclamation liabilities related to those certain properties were approximately $33.1 million, for which we currently have approximately $16.5 million of letters of credit posted in Arch’s favor. Peabody guarantees certain of our workers’ compensation obligations which totaled $152.1 million at December 31, 2009, with the U.S. Department of Labor (DOL). We may be required to either post letters of credit in Peabody’s favor for up to $152.1 million if Peabody continues to guarantee this obligation or post our own surety directly with the DOL by July 2011.
     The recent economic recession and volatility and disruption in the credit markets could result in surety bond issuers deciding not to continue to renew the bonds or to demand additional collateral upon those renewals. Our failure to maintain, or inability to acquire, surety bonds or to provide a suitable alternative would have a material adverse effect on us. That failure could result from a variety of factors including lack of availability, higher expense or unfavorable market terms of new surety bonds, restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of our revolving credit facility and the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

We could be adversely affected by a decline in the creditworthiness or financial condition of our customers.
     A significant portion of our revenues is generated through sales to a marketing affiliate of Peabody, and we supply coal to Peabody on a contract basis so Peabody can meet its commitments under customer agreements in existence prior to the spin-off sourced from our operations. Our remaining sales are made directly to electric utilities, industrial companies and steelmakers.
     Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base has changed with deregulation as some utilities have sold their power plants to their non-regulated affiliates or third parties. These new power plant owners or other customers may have credit ratings that are below investment grade. If the creditworthiness of our customers declines significantly and customers fail to stay current on their payments, our business could be adversely affected.
     As of March 31, 2010, we had $136.3 million in notes receivable outstanding from a single counterparty, arising out of the sale of coal reserves and surface land. Each of these notes contains a cross-collaterization provision secured primarily by the underlying coal reserves and surface land.
     In addition, many companies are struggling to maintain their business given the current economic conditions. If our customers are significantly and negatively impacted by the current economic conditions, or by other business factors, our results of operations and financial condition could be materially adversely affected.
Prolonged global recessionary conditions could adversely affect our financial condition and results of operations.
     Because we sell substantially all of our coal to electric utilities and steel producers, our business and results of operations are closely linked to global demand for electricity and steel production. Historically, global demand for basic inputs, including electricity and steel production, has decreased during periods of economic downturn. Prolonged decreases in global demand for electricity and steel production, could adversely affect our financial condition and results of operations.
     The recent downturn in the domestic and international financial markets has created economic uncertainty and raised the risk of prolonged global recessionary conditions. During the downturn, as the demand for coal declined, certain of our thermal and metallurgical coal customers delayed shipments or requested deferrals pursuant to existing long-term coal supply agreements. Other customers may, in the future, seek to delay shipments or request deferrals under existing agreements. Customer deferrals, if agreed to, could affect the amount of revenue we recognize in a certain period and could adversely affect our results of operations and liquidity if we do not receive equivalent value from such customers and we are unable to sell committed coal at the contracted prices under our existing coal supply agreements.
     Additionally, certain of our contracts establish prices and terms that allow us to expect relatively higher levels of profitability than other contracts, assuming both we and our customer perform under the terms of these agreements. To the extent we or a customer do not fully perform under one of these relatively more profitable contracts, our results of operations and operating profit in the reporting period during which such non performance occurs would be materially and adversely affected.
A decrease in the availability or increase in costs of key supplies, capital equipment or commodities used in our mining operations could decrease our profitability.
     Our purchases of some items of underground mining equipment are concentrated with one principal supplier. Further, our coal mining operations use significant amounts of steel, diesel fuel, explosives and tires. Steel is used in roof control for roof bolts that are required for the room-and-pillar method of mining. If the cost of any of these inputs increases significantly, or if a source for such mining equipment or supplies was unavailable to meet our replacement demands, our profitability could be reduced.

Failures of contractor-operated sources to fulfill the delivery terms of their contracts with us could reduce our profitability.
     Within our normal mining operations, we utilize third party sources for some coal production, including contract miners, to fulfill deliveries under our coal supply agreements. Approximately 20% of our total sales volume for the three months ended March 31, 2010 and 23% of our total sales volume for the year ended December 31, 2009 was attributable to third-party contractor-operated mines. Certain of their mines have experienced adverse geologic conditions, escalated operating costs and/or financial difficulties that have made their delivery of coal to us at the contracted price difficult or uncertain and, in many instances, these costs have been passed along to us. Our profitability or exposure to loss on transactions or relationships such as these is dependent upon a variety of factors, including the availability and reliability of the third-party supply; the price and financial viability of the third-party supply; our obligation to supply coal to our customers in the event that adverse geologic conditions restrict deliveries from our suppliers; our willingness to reimburse temporary cost increases experienced by third-party coal suppliers; our ability to pass on temporary cost increases to customers; our ability to substitute, when economical, third-party coal sources with internal production or coal purchased in the market; and other factors.
Fluctuations in transportation costs, the availability or reliability of transportation facilities and our dependence on a single rail carrier for transport from certain of our mining complexes could affect the demand for our coal or temporarily impair our ability to supply coal to our customers.
     Coal producers depend upon rail, barge, truck, overland conveyor, ocean-going vessels and port facilities to deliver coal to customers. While our coal customers typically arrange and pay for transportation of coal from the mine or port to the point of use, disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, transportation delays, lack of rail or port capacity or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations, cash flows and financial condition.
     Transportation costs represent a significant portion of the total cost of coal for our customers, and the cost of transportation is an important factor in a customer’s purchasing decision. Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of diesel fuel and demurrage, could make coal a less competitive source of energy when compared to alternative fuels such as natural gas, or could make Appalachian and/or Illinois Basin coal production less competitive than coal produced in other regions of the U.S. or abroad.
     Significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country and from abroad. Coordination of the many eastern loading facilities, the large number of small shipments, terrain and labor issues all combine to make shipments originating in the eastern U.S. inherently more expensive on a per ton-mile basis than shipments originating in the western U.S. Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets. However, a decrease in rail rates from the western coal producing areas to markets served by eastern U.S. producers could create major competitive challenges for eastern producers. Increased competition due to changing transportation costs could have an adverse effect on our business, financial condition and results of operations.
     Coal produced at certain of our mining complexes is transported to our customers by a single rail carrier. If there are significant disruptions in the rail services provided by that carrier or if the rail rates rise significantly, then costs of transportation for our coal could increase substantially. Additionally, if there are disruptions of the transportation services provided by the railroad and we are unable to find alternative transportation providers to ship our coal, our business and profitability could be adversely affected.
Our future success depends upon our ability to develop our existing coal reserves and to acquire additional reserves that are economically recoverable.
     Our recoverable reserves decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of our proven and probable coal reserves that are economically recoverable. Furthermore, we may not be able to mine all of our proven and probable coal reserves as profitably as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable proven and probable coal reserves. Our current strategy includes using our existing properties and increasing our proven and probable coal reserves through acquisitions of leases and producing properties.
     Our planned mine development projects and acquisition activities may not result in significant additional proven and probable coal reserves and we may not have continuing success developing additional mines. A substantial portion of our proven and probable coal reserves is not located adjacent to current operations and will require significant capital expenditures to develop. In order to develop our proven and probable coal reserves, we must receive various governmental permits. We make no assurances that we will be able to obtain the governmental permits that we would need to continue developing our proven and probable coal reserves.
     Our mining operations are conducted on properties owned or leased by us. We may not be able to negotiate new leases from private parties or obtain mining contracts for properties containing additional proven and probable coal reserves or maintain our leasehold interest in properties on which mining operations are not commenced during the term of the lease.
Inaccuracies in our estimates of economically recoverable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.
     We base our proven and probable coal reserve information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and outside firms. The reserve estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions relating to geological and mining conditions, relevant historical production statistics, the assumed effects of regulation and taxes, future coal prices, operating costs, mining technology improvements, development costs and reclamation costs.
     For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of coal reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our proven and probable coal reserves may vary materially from estimates. These estimates, thus, may not accurately reflect our actual coal reserves. Any inaccuracy in our estimates related to our proven and probable coal reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.
As our coal supply agreements expire, our revenues and operating profits could be negatively impacted if we are unable to extend existing agreements or enter new long-term supply agreements due to competition, changing coal purchasing patterns or other variables.
     As our coal supply agreements expire, we will compete with other coal suppliers to renew these agreements or to obtain new sales. If we cannot renew these coal supply agreements with our customers or find alternate customers willing to purchase our coal, our revenue and operating profits could suffer. We continue to supply coal to Peabody under contracts that existed at the date of spin-off. Contracts with Peabody to purchase coal sourced from our operations accounted for 19% of our revenues for the three months ended March 31, 2010. Contracts with Peabody to purchase coal sourced from our operations accounted for 22% and 20% of our revenues for the years ended December 31, 2009 and 2008, respectively.
     Our customers may decide not to extend existing agreements or enter into new long-term contracts or, in the absence of long-term contracts, may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. The global recession has resulted in decreased demand worldwide for steel and electricity. This decrease in demand may cause our customers to delay negotiations for new contracts and/or request lower pricing terms. Furthermore, uncertainty caused by laws and regulations affecting electric utilities could deter our customers from entering into long-term coal supply agreements. Some long-term contracts contain provisions for termination due to environmental changes if these changes prohibit utilities from burning the contracted coal. To the degree that we operate outside of long-term contracts, our revenues are subject to pricing in the spot market that can be significantly more volatile than the pricing structure negotiated through a long-term coal supply agreement. This volatility could adversely affect the profitability of our operations if spot market pricing for coal is unfavorable.
     In most of the contract price adjustment provisions, failure of the parties to agree on price adjustments may allow either party to terminate the contract. Coal supply agreements typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as heat value, sulfur content, ash content, chlorine content, hardness and ash fusion temperature in the case of thermal coal. Failure to meet these specifications could result in economic penalties, including price adjustments, purchasing replacement coal in a higher priced open market, the rejection of deliveries or termination of the contracts.
     Many agreements also contain provisions that permit the parties to adjust the contract price upward or downward for specific events, including inflation or deflation, and changes in the laws regulating the timing, production, sale or use of coal. Moreover, a limited number of these agreements permit the customer to terminate the contract if transportation costs, which are typically borne by the customer, increase substantially or in the event of changes in regulations affecting the coal industry, that increase the price of coal beyond specified amounts.
Any defects in title of leasehold interests in our properties could limit our ability to mine these properties or could result in significant unanticipated costs.
     We conduct a significant part of our mining operations on properties that we lease. These leases were entered into over a period of many years by certain of our predecessors and title to our leased properties and mineral rights may not be thoroughly verified until a permit to mine the property is obtained. Our right to mine some of our proven and probable coal reserves may be materially adversely affected if there were defects in title or boundaries. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs, which could adversely affect our profitability.
The covenants in our revolving credit facility and other debt indentures impose restrictions that could limit our operational and financial flexibility.
     The revolving credit facility contains certain customary covenants, including financial covenants limiting our total indebtedness (maximum leverage ratio of 2.75) and requiring minimum EBITDA (as defined in the revolving credit facility) coverage of interest expense (minimum interest coverage ratio of 4.0), as well as certain limitations on, among other things, additional debt, liens, investments, acquisitions and capital expenditures, future dividends, common stock repurchases and asset sales. Compliance with debt covenants may limit our ability to draw on our revolving credit facility. In addition, the indenture for our convertible notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our stockholders.
     In April 2010, we received commitments to amend and restate our revolving credit facility to, among other things, extend the maturity date and adjust capacity, pending the realization of certain events. See our other 8-K filed the date hereof.

The ownership and voting interest of Patriot stockholders could be diluted as a result of the issuance of shares of our common stock to the holders of convertible notes upon conversion.
     The issuance of shares of our common stock upon conversion of the convertible notes could dilute the interests of Patriot’s existing stockholders. The convertible notes are convertible at the option of the holders during the period from issuance to February 15, 2013 into a combination of cash and shares of our common stock, unless we elect to deliver cash in lieu of the common stock portion. The number of shares of our common stock that we may deliver upon conversion will depend on the price of our common stock during an observation period as described in the indenture. Specifically, the number of shares deliverable upon conversion will increase as the common stock price increases above the conversion price of $67.67 per share during the observation period. The maximum number of shares that we may deliver is 2,955,560. However, if certain fundamental changes occur in our business that are deemed “make-whole fundamental changes” as defined by the indenture, the number of shares deliverable on conversion may increase, up to a maximum amount of 4,137,788 shares. These maximum amounts, the conversion rate and conversion price are subject to adjustment for certain dilutive events, such as a stock split or a distribution of a stock dividend.
The net share settlement feature of our convertible notes may have adverse consequences on our liquidity.
     We will pay an amount in cash equal to the aggregate principal portion of our convertible notes calculated as described under the indenture for the convertible notes. Because we must settle at least a portion of the conversion obligation with regard to the convertible notes in cash, the conversion of our convertible notes may significantly reduce our liquidity.
Peabody and its shareholders who received Patriot shares at the time of the spin-off could be subject to material amounts of taxes if the spin-off is determined to be a taxable transaction.
     On September 26, 2007, Peabody received a ruling from the Internal Revenue Service (IRS) to the effect that the spin-off qualified as a tax-free transaction under Section 355 of the Code. The IRS did not rule on whether the spin-off satisfied certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Therefore, in addition to obtaining the ruling from the IRS, Peabody received a favorable opinion from Ernst & Young LLP as to the satisfaction of these qualifying conditions required for the application of Section 355 to the spin-off. Ernst & Young LLP’s tax opinion is not binding on the IRS or the courts.
     The letter ruling and the Ernst & Young LLP opinion relied on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and neither the letter ruling nor the Ernst & Young LLP opinion would be valid if such representations, assumptions and undertakings were incorrect. Moreover, the letter ruling did not address all of the issues that are relevant to determining whether the distribution would qualify for tax-free treatment. Notwithstanding the letter ruling and the Ernst & Young LLP opinion, the IRS could determine that the distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the letter ruling are false or have been violated or if it disagrees with the conclusions in the Ernst & Young LLP opinion that are not covered by the letter ruling. If, notwithstanding the letter ruling and opinion, the spin-off is determined to be a taxable transaction, Peabody shareholders who received Patriot shares at the time of the spin-off and Peabody could be subject to material amounts of taxes.
Patriot could be liable to Peabody for adverse tax consequences resulting from certain change in control transactions and therefore could be prevented from engaging in strategic or capital raising transactions.
     Peabody could recognize taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Peabody or Patriot. Under the Code, any acquisitions of Peabody or Patriot within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan unless they are covered by at least one of several mitigating rules established by IRS regulations. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of Patriot common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. The tax separation agreement precludes Patriot from engaging in some of these transactions unless Patriot first obtains a tax opinion acceptable to Peabody or an IRS ruling to the effect that such transactions will not result in additional taxes. The tax separation agreement further requires Patriot to indemnify Peabody for any resulting taxes regardless of whether Patriot first obtains such opinion or ruling. As a result, Patriot may not be able to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to Patriot.
     Although not required pursuant to the terms of the tax separation agreement, in connection with the execution of the Magnum merger agreement, Patriot obtained an opinion dated April 2, 2008 from Ernst & Young LLP to the effect that the issuance of the Patriot common stock pursuant to the merger agreement would not result in an acquisition of a 50% or greater interest in Patriot within the meaning of Sections 355(d)(4) and (3)(4)(A) of the Code.
Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.
     Terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers or the economy as a whole may materially adversely affect our operations or those of our customers. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Environmental and Other Regulation
Recent increased focus by regulatory authorities on the effects of surface coal mining on the environment, the disposal of mining spoil material and surface coal mining permitting may materially adversely affect us.
     Section 404 of the Clean Water Act requires mining companies to obtain Army Corps of Engineers (ACOE) permits to place material in streams for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. As is the case with other coal mining companies operating in Appalachia, our construction and mining activities, including certain of our surface mining operations, frequently require Section 404 permits. ACOE issues two types of permits pursuant to Section 404 of the Clean Water Act: “nationwide” (or general) and “individual” permits. Nationwide permits are issued to streamline the permitting process for dredging and filling activities that have minimal adverse environmental impacts. Regulators are considering prohibiting the use of nationwide permits for surface coal mining in Appalachia. The issuance of permits to construct valley fills and refuse impoundments under Section 404 of the Clean Water Act, has been the subject of many recent court cases and increased regulatory oversight, including the recent issuance of new water quality guidelines, resulting in permitting delays that are expected to cause a delay in or even prevent the opening of new mines. See Item 1. Regulatory Matters of our Annual Report on Form 10-K for the year ended December 31, 2009 for additional description of Section 404 of the Clean Water Act.
     It is unknown what future changes will be implemented to the permitting review and issuance process or to other aspects of surface mining operations, but the increased regulatory focus, future laws and judicial decisions and any other future changes could materially and adversely affect all coal mining companies operating in Appalachia, including us. In particular, we will incur additional permitting and operating costs and we could be unable to obtain new permits or maintain existing permits and we could incur fines, penalties and other costs, any of which could materially adversely affect our business. If surface coal mining methods are limited or prohibited, it could significantly increase our operational costs and make it more difficult to economically recover a significant portion of our reserves. In the event that we cannot increase the price we charge for coal to cover the higher production costs without reducing customer demand for our coal, there could be a material adverse effect on our financial condition and results of operations. In addition, increased public focus on the environmental, health and aesthetic impacts of surface coal mining could harm our reputation and reduce demand for coal.
Recent developments related to the regulation of surface coal mining operations could make it more difficult or increase our costs to receive new permits to mine coal in Appalachia.
     In March 2010, the U.S. Environmental Protection Agency (EPA) proposed a veto of a federal Clean Water Act permit held by another coal mining company for a surface mine in Appalachia. In explaining its position, the EPA cited significant and irreversible damage to wildlife and fishery resources and severe degradation of water quality caused by mining pollution. If the EPA’s proposed action is finalized, the permit will be invalidated. While our operations are not directly impacted, this could be an indication that other surface mining water permits could be subject to more substantial review in the future.
     On April 1, 2010 the EPA issued comprehensive guidance to provide clarification as to the water quality standards that should apply when reviewing Clean Water Act permit applications for Appalachian surface coal mining operations and of the EPA’s roles and expectations, in coordinating with their federal and state partners, to assure more consistent, effective and timely compliance by Appalachian surface coal mining operations with the provisions of the Clean Water Act, National Environmental Policy Act, and the Environmental Justice Executive Order. This guidance establishes threshold conductivity levels to be used as a basis for evaluating compliance with narrative water quality standards. Conductivity is a measure that reflects levels of salt, sulfides and other chemical constituents present in water. In order to obtain federal Clean Water Act permits for surface coal mining in Appalachia, as defined in the guidance, applicants must perform an evaluation to determine if a reasonable potential exists that the proposed mining would cause a violation of water quality standards, including narrative standards. The EPA Administrator has stated that these water quality standards may be difficult for most surface mining operations to meet. Additionally, the guidance contains requirements for avoidance and minimization of environmental impacts, mitigation of mining impacts, consideration of the full range of potential impacts on the environment, human health, and communities, including low-income or minority populations, and provision of meaningful opportunities for public participation in the permit process. In the future, to obtain necessary permits, we and other mining companies will be required to meet these requirements. We have begun to incorporate these new requirements into some of our current permit applications, however there can be no guarantee that we will be able to meet these or any other new standards with respect to our future permit applications.
     The U.S. Department of the Interior is also actively considering establishing, in the context of new permit applications under the Surface Mining Control and Reclamation Act (SMCRA), new standards for restoring mountaintops affected by surface mining, removing the rights of states to revise or grant exemptions to federal restoration standards and developing a federal definition of “material damage” to be used in the context of existing watershed area protections. It is also considering requiring surface mining companies to collect more information on the environmental health of watersheds near their operations, to monitor conditions before and after mining, and to change or close operations if unpermitted damage to the watersheds occurs.
     We are currently evaluating the impact of these recent developments on our current and future surface mining operations. These developments may make it more difficult or increase our costs to obtain future or maintain existing permits necessary to perform our surface mining operations, which could adversely affect our financial conditions, results of operations and cash flows.

Like many of our competitors, we cannot always completely comply with permit restrictions relating to the discharge of selenium into surface water, which has led to court challenges and related orders and settlements, has required us to pay fines and penalties, and may require us to incur other significant costs and may be difficult to resolve on a timely basis given current technology.
     Selenium is a naturally occurring element that is encountered in earthmoving operations. The extent of selenium occurrence varies depending upon site specific geologic conditions. Selenium is encountered globally in coal mining, phosphate mining and agricultural operations. In coal mining applications, selenium can be discharged to surface water when mine tailings are exposed to rain and other natural elements. Selenium effluent limits are included in permits issued to us and other coal mining companies. Some of our permits have currently effective limits on the selenium that can be discharged, and other permits have limits that will be effective in the future.
     Despite our extensive efforts, we have been unable to identify a treatment system that can remove selenium sustainably, consistently and uniformly under all variable conditions experienced at our mining operations. Moreover, the potential solutions to address selenium discharges that we, and our consultants, have evaluated to date have not proven to be feasible, particularly at larger scale operations, due to a range of problems concerning technological and other issues. Accordingly, we cannot currently meet the selenium discharge limits applicable to our operations.
     A federal court ordered Apogee Coal Company, LLC (Apogee) and Hobet Mining, LLC (Hobet), two of our subsidiaries, to develop and implement treatment plans relating to the outfalls governed by their permits, or to show cause of their inability to do so. In addition, as a result of a lawsuit filed by the West Virginia Department of Environmental Protection (WVDEP) in state court in West Virginia, Hobet has entered into a settlement agreement with the WVDEP that required Hobet to pay fines and penalties with respect to past violations of selenium limitations under four NPDES permits and to study potential treatments to address the selenium discharges.
     As a result of the above, we are actively engaged in studying potential solutions to controlling selenium discharges and we have been installing test treatment facilities at various permitted outfalls. Because the levels and frequency of selenium discharges at any given outfall will be different, the solution for each outfall may be very different and a variety of solutions will therefore ultimately be required. The potential solutions identified to date, some of which have been provided to the federal court in West Virginia, have not proven to be effective and otherwise may not be feasible due to a range of problems concerning technological issues, prohibitive implementation costs and other issues. While we are actively continuing to explore options, there can be no assurance as to when a definitive solution will be identified and implemented. While these selenium discharge issues generally relate to historical rather than ongoing mining operations, any failure to meet the deadlines in our consent decrees and court orders or to otherwise comply with selenium limits in our permits could result in further litigation against us, an inability to obtain new permits or to maintain existing permits, the incurrence of significant and material fines and penalties or other costs and could otherwise materially adversely affect our results of operations, cash flows and financial condition.
New developments in the regulation of greenhouse gas emissions and coal ash could materially adversely affect our customers’ demand for coal and our results of operations, cash flows and financial condition.
     One by-product of burning coal is carbon dioxide, which has been linked in certain studies as a contributor to climate change. Recently, legislators, including the U.S. Congress, have been considering the passage of significant new laws, such as those that would impose a nationwide cap on carbon dioxide and other greenhouse gas emissions and require major sources, including coal-fueled power plants, to obtain “emission allowances” to meet that cap, and other measures are being imposed or proposed with the ultimate goal of reducing carbon dioxide and other greenhouse gas emissions. In addition, the EPA and other regulators are using existing laws, including the federal Clean Air Act, to impose obligations, including emissions limits on carbon dioxide and other greenhouse gas emissions, on major sources, including coal-fueled power plants. Further, governmental agencies have been providing grants or other financial incentives to entities developing or selling alternative energy sources with lower levels of greenhouse gas emissions, which may lead to more competition from those subsidized entities. See Item 1. Regulatory Matters of our Annual Report on Form 10-K for the year ended December 31, 2009 for additional discussion of greenhouse gas emission regulation.
     There have also been several public nuisance lawsuits brought against power, coal, oil and gas companies alleging that their operations are contributing to climate change. At least two U.S. federal appellate courts have permitted these lawsuits to proceed. The plaintiffs are seeking various remedies, including punitive and compensatory damages and injunctive relief. Global treaties are also being considered that place restrictions on carbon dioxide and other greenhouse gas emissions.
     A well publicized failure in December 2008 of a coal ash slurry impoundment maintained by the Tennessee Valley Authority has led to new legislative and regulatory proposals that, if enacted, may impose significant obligations on us or our customers. The EPA has indicated that it plans to proceed in developing regulations to address the management of coal ash.
     These current, potential and any future international, federal, state, regional or local laws, regulations or court orders addressing greenhouse gas emissions and/or coal ash will likely require additional controls on coal-fueled power plants and industrial boilers and may cause some users of coal to close existing facilities, reduce construction of new facilities or switch from coal to alternative fuels. These ongoing and future developments may have a material adverse impact on the global supply and demand for coal, and as a result could materially adversely affect our results of operations, cash flows and financial condition. Even in the absence of future developments, increased awareness of, and any adverse publicity regarding, greenhouse gas emissions and coal ash disposal associated with coal and coal-fueled power plants could affect our customers’ reputation and reduce demand for coal.
Our mining operations are extensively regulated, which imposes significant costs on us, and future regulations or violations of regulations could increase those costs or limit our ability to produce coal.
     Federal and state authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, the protection of the environment, plants and wildlife, reclamation and restoration of mining properties after mining is completed, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Federal and state authorities inspect our operations, and given a recent accident at a competitor’s underground mine in Central Appalachia and related announcements by government authorities, we anticipate a significant increase in the frequency and scope of these inspections. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state and/or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. In addition, significant legislation mandating specified benefits for retired coal miners affects our industry.
     In response to the accident mentioned above, federal and West Virginia authorities have announced special inspections of coal mines for, among other safety concerns, the accumulation of coal dust and the proper ventilation of gases such as methane. Certain of these inspections have already occurred. In addition, both the federal government and the state of West Virginia have announced that they are considering changes to mine safety rules and regulations, which could potentially result in or require additional or enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements.
     In late January 2010, the U.S. Attorney’s office and the State of West Virginia began investigations relating to one or more of our employees regarding falsified readings of certain atmospheric conditions at our Federal No. 2 mine. We are investigating this matter internally and we have terminated one employee. The terminated employee subsequently admitted to falsifying inspection records and is cooperating with the U.S. Attorney’s office. On April 21, 2010, we received a federal subpoena requesting methane detection systems equipment used at our Federal No. 2 mine since July 2008 and the results of tests performed on the equipment since that date.

     The costs, liabilities and requirements associated with addressing the outcome of inspections and complying with these environmental, health and safety requirements are often significant and time-consuming and may delay commencement or continuation of exploration or production. New or revised legislation or administrative regulations (or new judicial or administrative interpretations or enforcement of existing laws and regulations), including proposals related to the protection of the environment or employee health and safety that would further regulate and tax the coal industry and/or users of coal, may also require us or our customers to change operations significantly or incur increased costs, which may materially adversely affect our mining operations and our cost structure. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. Additionally, the Mine Safety and Health Administration (MSHA) may order the temporary closure of mines in the event of certain violations of safety rules. Our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we could be obligated to make up lost shipments, to reimburse customers for the additional costs to purchase replacement coal, or, in some cases, to terminate certain sales contracts. These factors could have a material adverse effect on our results of operations, cash flows and financial condition.
Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.
     Certain of our current and historical coal mining operations have used hazardous materials and, to the extent that such materials are not recycled, they could become hazardous waste. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and for the investigation and remediation of soil, surface water, groundwater, and other media under laws such as CERCLA, commonly known as Superfund. Such claims may arise, for example, out of current or former conditions at sites that we own or operate currently, as well as at sites that we and companies we acquired owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Liability may be without regard to fault and may be strict, joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.
     We maintain coal slurry impoundments at a number of our mines. Such impoundments are subject to extensive regulation. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as streams or bodies of water and wildlife, as well as related personal injuries and property damages which in turn can give rise to extensive liability. Some of our impoundments overlie areas where some mining has occurred, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties. In addition, the EPA administrator has publicly called for more inspections of coal slurry impoundments.
     These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could adversely affect us.
We are involved in legal proceedings that if determined adversely to us, could significantly impact our profitability, financial position or liquidity.
     We are involved in various legal proceedings that arise in the ordinary course of business. Some of the lawsuits seek fines or penalties and damages in very large amounts, or seek to restrict our business activities. In particular, we are subject to legal proceedings relating to our receipt of and compliance with permits under the Clean Water Act and SMCRA and to other legal proceedings relating to environmental matters involving current and historical operations and ownership of land. It is currently unknown what the ultimate resolution of these proceedings will be, but the costs of resolving these proceedings could be material, and could result in an obligation to change our operations in a manner that could have an adverse effect on us. See Item 3. Legal Proceedings of our Annual Report on Form 10-K for the year ended December 31, 2009 and Part II, Item 1. Legal Proceedings of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 for a full description of our environmental claims and litigation.

Recent healthcare legislation could adversely affect our financial condition and results of operations.
     In March 2010, the Patient Protection and Affordable Care Act (PPACA) was enacted, potentially impacting our costs to provide healthcare benefits to our eligible active and certain retired employees and workers’ compensation benefits related to occupational disease resulting from coal workers’ pneumoconiosis (black lung disease). The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.
     In the short term, our healthcare costs could increase due to raising the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions of annual dollar limits per covered individual, among other standard requirements. In the long term, our healthcare costs could increase due to a tax on “high cost” plans (excise tax) and the elimination of annual dollar limits per covered individual, among other standard requirements.
     Approximately 52% of our employees at our company operations were represented by an organized labor union at March 31, 2010. The healthcare benefits that we provide to our represented employees and retirees are stipulated by law and by labor agreements, which expire December 31, 2011. Healthcare benefit changes required by the healthcare legislation will be included in any new labor agreements.
     We are currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on our employee healthcare plans and the resulting costs. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. Until these regulations or interpretations are published, it is impractical to reasonably estimate the impact of the excise tax on our future healthcare costs or postretirement benefit obligation. Accordingly, as of March 31, 2010, we have not made any changes to our assumptions used to determine our postretirement benefit obligation. With the exception of the excise tax, we do not believe any other plan standard changes will be significant to our future healthcare costs for eligible active employees and our postretirement benefit obligation for certain retired employees. However, we will need to continue to evaluate the impact of the PPACA in future periods as additional information and guidance becomes available.
     While we anticipate that costs to provide healthcare to eligible active employees and certain retired employees will increase in future years, it is uncertain at this time how significant the increase will be. It is unknown what future changes will be implemented to the healthcare legislation, but the current legislation and any future laws could materially affect the cost to provide healthcare benefits for all employers, including us.
     The PPACA also amended previous legislation related to coal workers’ pneumoconiosis, providing automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. We were able to evaluate the impact of these changes to our current population of beneficiaries and claimants, resulting in an estimated $11.5 million increase to our obligation. As of March 31, 2010, we recorded this estimate as an increase to our workers’ compensation liability and a decrease to our actuarial gain included in “Accumulated other comprehensive loss” on our balance sheet and will adjust the amortization of the actuarial gain on a prospective basis beginning in the second quarter of 2010. As of March 31, 2010, we were not able to estimate the impact of this legislation on our obligations related to future claims due to uncertainty around the number of claims that will be filed and how impactful the new award criteria will be to these claim populations.

If our assumptions regarding our likely future expenses related to employee benefit plans are incorrect, then expenditures for these benefits could be materially higher than we have assumed.
     We provide post-retirement health and life insurance benefits to eligible union and non-union employees. We calculated the total accumulated postretirement benefit obligation according to the guidance provided by U.S. accounting standards. We estimated the present value of the obligation to be $1.2 billion as of March 31, 2010. We have estimated these unfunded obligations based on actuarial assumptions described in the notes to our consolidated financial statements. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher.
Due to our participation in multi-employer pension plans and statutory retiree healthcare plans, we may have exposure that extends beyond what our obligations would be with respect to our employees.
     Certain of our subsidiaries participate in two defined benefit multi-employer pension funds that were established as a result of collective bargaining with the UMWA pursuant to the 2007 NBCWA as periodically negotiated. These plans provide pension and disability pension benefits to qualifying represented employees retiring from a participating employer where the employee last worked prior to January 1, 1976, in the case of the UMWA 1950 Pension Plan, or after December 31, 1975, in the case of the UMWA 1974 Pension Plan. In December 2006, the 2007 NBCWA was signed, which required funding of the 1974 Pension Plan through 2011 under a phased funding schedule. The funding is based on an hourly rate for active UMWA workers. Under the labor contract, the per hour funding rate increased to $5.00 in 2010 and will increase to $5.50 in 2011. Our subsidiaries with UMWA-represented employees are required to contribute to the 1974 Pension Plan at the new hourly rates. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets or other funding deficiencies.
     The 2006 Act authorized $490 million in general fund revenues to pay for certain benefits, including the healthcare costs under the Combined Fund, 1992 Benefit Plan and 1993 Benefit Plan for “orphans” who are retirees and their dependents. Under the 2006 Act, these orphan benefits will be the responsibility of the federal government on a phased-in basis through 2012. If Congress were to amend or repeal the 2006 Act or if the $490 million authorization were insufficient to pay for these healthcare costs, certain of our subsidiaries, along with other contributing employers and their affiliates, would be responsible for the excess costs. Our aggregate cash payments to the Combined Fund, 1992 Benefit Plan and 1993 Benefit Plan were $4.1 million, $17.5 million and $17.9 million during the three months ended March 31, 2010, and for the years ended December 31, 2009 and 2008, respectively.
We could be liable for certain retiree healthcare obligations assumed by Peabody in connection with the spin-off.
     In connection with the spin-off, a Peabody subsidiary assumed certain retiree healthcare obligations of Patriot and its subsidiaries having a present value of $665.0 million as of December 31, 2009. These obligations arise under the Coal Act, the 2007 NBCWA and predecessor agreements and a subsidiary’s salaried retiree healthcare plan.
     Although the Peabody subsidiary is obligated to pay such obligations, certain Patriot subsidiaries also remain jointly and severally liable for the Coal Act obligations, and secondarily liable for the assumed 2007 NBCWA obligations and retiree healthcare obligations for certain participants under a subsidiary’s retiree healthcare plan. As a consequence, Patriot’s recorded retiree healthcare obligations and related cash costs could increase substantially if the Peabody subsidiary would fail to perform its obligations under the liability assumption agreements. These additional liabilities and costs, if incurred, could have a material adverse effect on our results of operations, cash flows and financial condition.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are inaccurate, we could be required to expend greater amounts than anticipated.
     SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining, as well as most aspects of deep mining. We calculated the total estimated reclamation and mine-closing liabilities in accordance with authoritative guidance. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. As of March 31, 2010, we had accrued reserves of $126.8 million for reclamation liabilities and an additional $121.9 million for mine closure costs, including medical benefits for employees and water treatment due to mine closure. The estimate of ultimate reclamation liability is reviewed annually by our management and engineers. The estimated liability could change significantly if actual costs or timing vary from assumptions, if the underlying facts change or if governmental requirements change significantly.